SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Gateway, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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GATEWAY, INC.

7565 IRVINE CENTER DRIVE

IRVINE, CA 92618-2930

Dear Fellow Stockholders:

You are cordially invited to attend the 2007 annual meeting of stockholders of Gateway, Inc., to be held on Wednesday, May 16, 2007 at 9:00 a.m., local time, at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California.

The business we will discuss at the annual meeting is described in the enclosed Proxy Statement and formal Notice of Annual Meeting of Stockholders. Also enclosed is Gateway’s 2006 Annual Report to stockholders.

We look forward to the opportunity to discuss at the meeting our plans for 2007. We appreciate your investment in Gateway and we are working hard to keep your trust.

Sincerely,

Richard D. Snyder

Chairman of the Board

April 2, 2007

GATEWAY, INC.

7565 Irvine Center Drive

Irvine, CA 92618-2930

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Wednesday, May 16, 2007

Time	9:00 a.m., Pacific Time

Place	Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California

Items of Business	1. Elect four Class II Directors.

2. Ratify the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm.

3. Consider and vote upon amendments to Gateway’s Certificate of Incorporation and Bylaws to provide for the annual election of directors.

4. Transact such other business as may properly come before the annual meeting.

Record Date	You are entitled to vote only if you were a holder of record of Gateway common stock at the close of business on March 19, 2007.

Voting	We encourage you to attend the annual meeting in person or to vote your shares by signing, dating and returning the enclosed proxy card at your earliest convenience or if your shares are held in a stock brokerage account or by a bank or other nominee, you may direct your vote in the manner prescribed by your broker or nominee. Voting by telephone or the Internet is fast and convenient and helps reduce costs for Gateway. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

A list of stockholders as of the close of business on the record date will be available for examination by any stockholder, for any purpose germane to the meeting, during normal business hours for a period of 10 days prior to the annual meeting at the office of the Corporate Secretary of Gateway located at 7565 Irvine Center Drive, Irvine, CA 92618-2930.

By Order of the Board of Directors

Michael R. Tyler

Senior Vice President, General Counsel & Secretary

Irvine, California

April 2, 2007

GATEWAY, INC.

7565 Irvine Center Drive

Irvine, CA 92618-2930

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

We are soliciting proxies in connection with our 2007 annual meeting of stockholders, which will take place on May 16, 2007. Stockholders are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. These materials were mailed to you on or about April 2, 2007.

What information is contained in these materials?

The information included in this proxy statement relates to the items of business to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required disclosures. Our 2006 Annual Report and audited financial statements, proxy card and return envelope are also enclosed.

What items of business will be voted on at the annual meeting?

1.	Elect four Class II Directors.

2.	Ratify the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm.

3.	Consider and vote upon amendments to Gateway’s Certificate of Incorporation and Bylaws to provide for the annual election of directors.

4.	Consider and transact such other business as may properly come before the annual meeting.

What is Gateway’s voting recommendation?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are described below in detail under each of the two proposal sections of this proxy statement. In summary, the Board recommends a vote:

•	“FOR” election of the Class II nominees to the Board.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Gateway’s independent registered public accounting firm.

•	“FOR” the amendment to Gateway’s Certificate of Incorporation and Bylaws to provide for the annual election of directors.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What shares can be voted?

All shares of common stock owned by you of record as of the close of business on March 19, 2007 may be voted. You may cast one vote per share of common stock. On March 19, 2007, we had 371,426,311 shares of common stock outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, UMB Bank, you are considered the stockholder of record, with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to proxy holders or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting or by proxy. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also direct your broker or nominee to vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person by you at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification and your holdings of Gateway stock. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the annual meeting?

If you hold shares directly as the stockholder of record (meaning your name is included on the security holder file maintained by our transfer agent, UMB Bank), you may direct your vote without attending the annual meeting by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope.

If you hold shares beneficially in street name, you may direct your broker or nominee to vote without attending the annual meeting in the manner prescribed by your broker or nominee, which will include voting by the Internet or telephone. Please refer to the enclosed materials for details.

Can I change my vote or revoke my proxy?

You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet or telephone, if you hold shares beneficially in street name, or by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you vote at the meeting. You may also revoke your proxy by providing written notice to the Corporate Secretary of Gateway.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For each other item to be voted on at the meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you indicate on your proxy card that you wish to “ABSTAIN” from voting on an item, your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any management or stockholder proposal, but will be counted to determine whether there is a quorum present. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting.

What is the voting requirement to approve each of the proposals?

In the election for directors, the four persons receiving the highest number of “FOR” votes will be elected. This is referred to as the plurality of votes cast. The ratification or approval of each other item to be voted on at the meeting requires the affirmative “FOR” vote of a majority of those shares present in person or by proxy at the annual meeting and entitled to vote.

What is the quorum requirement for the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of 2007.

What do I need to do to attend in person?

Attendance at the annual meeting is limited to stockholders, each of whom may bring one guest. For safety and security reasons, video and audio recording devices and certain other electronic devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees may be subject to security inspections.

Stockholders will be admitted to the annual meeting only upon verification of ownership. For registered stockholders, we will verify your identification with our listing of record date stockholders. If your shares are held in the name of your bank, brokerage firm or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on March 19, 2007, the record date.

Will the annual meeting be webcast?

We are pleased to offer an audio webcast of the annual meeting. If you choose to listen to the audio webcast, you may do so at the time of the meeting through the link on www.gateway.com.

How will business be conducted at the annual meeting?

The Chairman of the Board has broad authority to conduct the annual meeting in an orderly manner. This authority includes establishing rules for stockholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing stockholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

How may I communicate with Gateway’s Board or the non-management directors on Gateway’s Board?

Stockholders and other parties interested in communicating directly with a member or members of the Board or the non-management directors as a group may do so by addressing their correspondence to the Board member or members, c/o our Corporate Secretary, at the address listed above, with a request to forward the same to the intended recipient. All such communications delivered to our Corporate Secretary will be forwarded to the Board or specified Board members.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Corporate Governance Guidelines are available on the Investor Relations section of our website at www.gateway.com and will be provided in printed form to any stockholder who requests them from us.

Board Independence

Our Corporate Governance Guidelines set forth standards for director independence that meet the listing standards of the New York Stock Exchange (“NYSE”). Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in January 2007. During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family and Gateway and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As a result of this review, the Board affirmatively determined that each director has no material relationship with Gateway (directly or as a partner, stockholder or officer of an organization that has a relationship with Gateway) and is “independent” within the meaning of our and the NYSE’s director independence standards, except for Mr. Coleman, our Chief Executive Officer. Furthermore, the Board has affirmatively determined that the members of each committee of the Board have no material relationship with Gateway (directly or as a partner, stockholder or officer of an organization that has a relationship with Gateway) and are “independent” within the meaning of our and the NYSE’s director independence standards. Dave Russell was appointed to the Board effective March 1, 2007. Before he was appointed, the Board reviewed whether Mr. Russell was independent under the rules of the NYSE and determined that he does not meet those standards because he was an employee of the company within the last 3 years. Accordingly, Mr. Russell, as well as Mr. Coleman, our Chief Executive Officer, are considered non-independent directors.

Composition and Meetings of the Board of Directors and Committee Meetings

During 2006, the Board met 13 times. The standing committees of the Board are the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee. Each director attended at least 75% of the meetings of the Board and each director attended at least 75% of the meetings of each committee on which such director served during 2006. Under our Corporate Governance Guidelines, directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are encouraged to attend the annual meetings of our stockholders. All of our directors attended the last annual meeting of stockholders except Ms. Clarke. Each member of the Audit Committee is financially literate and Mr. Lacey and Mr. Weaver are financial experts within the meaning of applicable regulatory standards. The membership and function of each committee during the last fiscal year are described below.

	Audit	Compensation	Corporate Governance & Nominating
Directors:
Quincy L. Allen		X	X
Janet M. Clarke(1)			Chair
J. Edward Coleman
Scott Galloway(2)			X
George H. Krauss(3)	X	X
Douglas L. Lacey(4)	Chair
Joseph G. Parham, Jr.(5)		Chair
Dave Russell(6)
Richard D. Snyder(7)			X
Paul E. Weaver(8)	X		X
Number of Meetings in 2006	10	13	11

(1)	Ms. Clarke became the chair of the Corporate Governance & Nominating Committee in February 2006 when Mr. Snyder became our interim Chief Executive Officer. Ms. Clarke served on the Compensation Committee from January to May 2006 and on the Audit Committee from May to July 2006.
(2)	Mr. Galloway was appointed to the Board and to the Corporate Governance & Nominating Committee in December 2006.
(3)	Mr. Krauss became the third member of the Audit Committee in February 2006 when Mr. Snyder became our interim Chief Executive Officer. Mr. Krauss served on the Corporate Governance & Nominating Committee from January to May 2006.
(4)	Mr. Lacey served on the Compensation Committee from January to May 2006.
(5)	Mr. Parham served on the Corporate Governance & Nominating Committee from January to May 2006.
(6)	Mr. Russell joined the Board effective March 1, 2007.
(7)	Mr. Snyder chaired the Corporate Governance & Nominating Committee and served on the Audit Committee until February 2006 when he became our interim Chief Executive Officer. He again became a member of the Corporate Governance & Nominating Committee in December 2006.
(8)	Mr. Weaver was appointed to the Board and to the Audit and Corporate Governance & Nominating Committees in July 2006.

The Audit Committee. The functions of the Audit Committee and its activities during 2006 are described below under the heading “Report of the Audit Committee.” In summary, the Audit Committee oversees management’s conduct of our financial reporting process, including:

•	The integrity of our financial statements.

•	The qualifications, independence and performance of our independent accountants and their appointment.

•	The performance of our internal audit function.

•	Our systems of internal accounting and financial controls, including internal control over financial reporting.

•	The impact of compliance with legal and regulatory requirements on the financial statements.

The Compensation Committee. The primary purposes of the Compensation Committee are to:

•	Determine the compensation of our Chief Executive Officer and evaluate his performance against the goals and objectives established by the Compensation Committee.

•	Review and approve the compensation of other executive officers, taking into account the Chief Executive Officer’s recommendations and evaluation of their performance.

•

Evaluate and approve the executive compensation and benefit plans, policies, and programs to determine that we are rewarding our executive officers in a manner consistent with sound business practices.

•	Review and approve the hiring and dismissal each executive officer.

•	Approve the granting of stock or stock options or other equity to our employees.

The Compensation Committee also makes decisions which affect a larger group of employees. The Compensation Committee approves proposed plans and rewards systems. When the Compensation Committee approves plan targets and determines payments under the annual bonus plan which applies to executives officers, it also is approving financial targets for a larger population of employees. With respect to equity compensation programs, the Compensation Committee has delegated to the Chief Executive Officer the authority to make option awards from a fixed pool to non-executive officers under defined circumstances and within defined ranges. The Compensation Committee specifies the manner in which award dates and option exercises prices are determined. The Chief Executive Officer is required to review any option awards made by him with the Compensation Committee on a quarterly basis.

To assist the Compensation Committee with its responsibilities, it retains the services of outside consultants. During 2006, the Compensation Committee separately engaged Mercer Human Resource Consulting, Inc. and Hewitt Associates to advise the Compensation Committee on executive compensation matters, including compensation of the Chief Executive Officer, analysis of the competitiveness of executive compensation programs and guidance on the design and operation of these programs. Consultants engaged by the Compensation Committee report to and take direction from the Committee Chair. In some cases, with the Committee Chair’s approval, the consultant works with management to obtain the information necessary to carry out its assignments received from the Compensation Committee. Consultants to the Compensation Committee also provide consulting services to management on compensation-related matters other than their assignments for the Compensation Committee.

The Corporate Governance & Nominating Committee. The primary purposes of the Corporate Governance & Nominating Committee are to:

•	Develop and recommend to the Board a set of corporate governance principles applicable to us and evaluate the Board against these adopted principles.

•	Identify individuals qualified to become members of the Board.

•	Consider any nominees recommended by stockholders.

•

Recommend to the Board candidates for service as a director on the Board and nominees for the annual meeting or any special meeting of our stockholders and to fill any vacancies or newly created directorships that may occur between such meetings.

•	Recommend candidates for membership on the various committees of the Board.

•	Lead the evaluation of Board and director performance.

•	Advise and assist the Board with respect to the compensation and retention of Board members, as appropriate.

The Charter of each Committee of the Board is available on the Investor Relations section of our website at www.gateway.com and will be provided in printed form to any stockholder who requests it from us.

The Board maintained a special committee to conduct a search for a new chief executive officer from May 2006 until September 2006. This committee consisted of Mr. Parham (chair), Ms. Clarke and Messrs. Allen, Krauss and Lacey, and met on four occasions.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Corporate Governance & Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to: Corporate Secretary, Gateway, Inc., 7565 Irvine Center Drive, Irvine, CA 92618-2930.

In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by our Bylaws and give timely notice to our Corporate Secretary in accordance with the Bylaws, which state that such notice must be submitted not less than 20 days nor more than 60 days before an annual meeting. If, however, less than 30 days prior notice or public disclosure is given of the date of such meeting, notice for a stockholder director nominee candidate to be timely must be received by the close of business on the tenth day following the day on which notice of the annual meeting was mailed or such public disclosure was made.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership qualifications that apply to nominees recommended by the Corporate Governance & Nominating Committee. Under these criteria, members of the Board should demonstrate the integrity and honesty necessary to provide sound and prudent guidance to our strategic direction and operations. They should have broad experience at the policy-making level in commercial, industrial, technology, educational, governmental, charitable, not-for-profit and/or other relevant sectors. They should be committed to enhancing stockholder value and should have the ability and expressed commitment to dedicate sufficient time and resources to perform diligently the duties of the Board and Board Committee membership. To the extent feasible, the Board should reflect the diversity of background and experience of our stockholders, employees and customers. A majority of the members of the Board must be independent under the standards described above. In addition, the recommended nominee must be willing to meet our minimum equity ownership guidelines (as described below) and the nominee’s age as of the election date must not exceed our director retirement age of 75, unless our Board waives the retirement age for such nominee, with such waiver only to be granted under exceptional circumstances.

Identifying and Evaluating Nominees for Directors

The Corporate Governance & Nominating Committee utilizes a variety of methods to identify and evaluate nominees for director. The Corporate Governance & Nominating Committee regularly assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance & Nominating Committee considers potential candidates who come to the attention of the Corporate Governance & Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance & Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance & Nominating Committee considers properly submitted stockholder nominations for candidates for the Board. The Corporate Governance & Nominating Committee also reviews materials provided by professional search firms or other parties in connection with nominees who are not proposed by a stockholder. In evaluating such nominations, the Corporate Governance & Nominating Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board. A professional search firm was retained in 2006 to assist the Corporate Governance & Nominating Committee in identifying, evaluating and conducting due diligence on potential nominees.

Executive Sessions

Executive sessions of non-employee directors are held at least five times a year. Any non-employee director can request that an additional executive session be scheduled. The Chairman presides over executive sessions of the Board. If the Chairman were not independent within the director independence standards discussed above, the non-employee directors would designate a presiding director for each of the scheduled meetings of non-employee directors during the year.

Communications with the Board

Stockholders and other parties interested in communicating directly with a member or members of the Board or the non-management directors as a group may do so by addressing their correspondence to the Board member or members, c/o our Corporate Secretary, at the address listed above, with a request to forward the same to the intended recipient. All such communications delivered to our Corporate Secretary will be forwarded to the Board or specified Board members.

Gateway’s Code of Ethics

As part of our corporate governance practices, we maintain a Code of Ethics that is applicable to all employees, including our chief executive officer, chief financial officer, principal accounting officer and controller, and our Board. Ethics training is provided to new employees when they are hired and to existing employees periodically. An Ethics Council, consisting of three executive officers appointed by the Board, reviews reported ethical issues, including complaints through our confidential ethics hotline, and advises the Audit Committee with respect to ethics-related queries. The Audit Committee must evaluate actual or potential waivers of conflict-of-interest for executive officers and directors and make recommendations to the Board concerning any action to be taken. The Board conducts an annual review of the Code of Ethics. Our Code of Ethics is available on the Corporate Responsibility section of our website at www.gateway.com and will be provided in printed form to any stockholder who requests it from us.

Directors’ Compensation

Gateway uses a combination of cash and equity compensation to attract and retain qualified individuals to serve on its Board. In establishing compensation for directors, Gateway considers the significant amount of time required of its directors in fulfilling their duties to the company as well as the experience and sophistication required by the company to qualify individuals to become board members. The compensation plan for our non-employee directors consists of the following components.

•	$75,000 per year for service on the Board ($50,000 in cash and $25,000 in Gateway common stock);

•	$25,000 per year for service on the Audit Committee, with $50,000 per year paid to the chair of the Audit Committee;

•	$20,000 per year for service on the Compensation and the Corporate Governance & Nominating Committees, with $40,000 per year paid to the chair of each of these committees; and

•

an annual stock option grant for 24,000 shares under our 2000 Equity Incentive Plan immediately following each annual meeting of stockholders. All stock options granted to directors in 2006 were at an exercise price equal to the fair market value of a share of common stock on the date of grant, vesting over three years.

In addition, all Board members receive:

•	reimbursement for expenses incurred in attending our Board and committee meetings;

•	reimbursement for expenses incurred in attending any director education programs; and

•	the use of personal computers.

The Chairman of the Board receives $250,000 per year, $150,000 in cash and $100,000 in our common stock. Mr. Snyder did not receive compensation for serving on the Board while he served as interim Chief Executive Officer from February 2006 until September 2006. Board members may receive additional compensation for service on special committees created to accomplish specific tasks. For example, in 2006 the Board created a CEO search committee. The chair of this committee received $5,000 per quarter and each committee member received $3,750 per quarter.

The following table shows the compensation paid or accrued during the fiscal year ended 2006 to the individuals serving on Gateway’s Board of Directors in 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Quincy L. Allen	$97,500	$37,500	$16,612	$—	$—	$—	$151,612
Charles G. Carey	$47,500	$—	$—	$—	$—	$—	$47,500
Janet M. Clarke	$98,750	$25,000	$7,207	$—	$—	$—	$130,957
Scott Galloway	$—	$12,500	$338	$—	$—	$—	$12,838
George H. Krauss	$106,250	$25,000	$7,207	$—	$—	$—	$138,457
Douglas L. Lacey	$110,000	$25,000	$7,207	$—	$—	$—	$142,207
Joseph G. Parham, Jr.	$102,500	$25,000	$7,207	$—	$—	$—	$134,707
Richard D. Snyder	$75,000	$67,000	$—	$—	$—	$—	$142,000
Paul E. Weaver	$47,500	$25,000	$6,917	$—	$—	$—	$79,417

(1)	Wayne R. Inouye, Gateway’s former Chief Executive Officer, and J. Edward Coleman, Gateway’s current Chief Executive Officer, are not included in this table because their service on the Board was contemporaneous with their employment by Gateway and they received no separate compensation for their services as directors. Amounts shown for Mr. Snyder were earned during 2006 when he was not serving as interim Chief Executive Officer. He received no separate compensation for his service as a director while he served as interim Chief Executive Officer. Mr. Carey declined to stand for re-election and left the Board in May 2006.
(2)	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123-R of awards under Gateway’s 2000 Equity Incentive Plan and include amounts from awards granted in 2006. Assumptions used in the calculation of these amounts are included in footnote 8 to Gateway’s audited financial statements for the fiscal year ended December 31, 2006 included in Gateway’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2007.

Equity Ownership Guidelines

We have established equity ownership guidelines for our directors to better ensure that their interests are appropriately linked with those of our other stockholders. These guidelines provide that a director should hold Gateway common stock equal to the lesser of (a) the number of shares having a value of three times the annual cash retainer for Board service, and (b) the number of unrestricted shares granted to the director during the preceding six years.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our certificate of incorporation divides the Board into three classes, with all directors elected to three-year terms. Each director serves until the annual meeting of stockholders held during the year in which the director’s term expires and until the director’s successor is duly elected and qualified (or until the director resigns or is removed at an earlier date). The current term of our Class II Directors expires as of this year’s annual meeting of stockholders. The current terms expire for our Class III Directors in 2008 and for our Class I Directors in 2009. However, if Proposal No. 3 is approved by stockholders at this meeting, all directors will be elected for annual terms beginning with the 2008 annual meeting of stockholders. J. Edward Coleman, Scott Galloway, Dave Russell and Paul E. Weaver will stand for election as Class II Directors.

Our Bylaws state that directors are elected by a plurality of the votes of shares of common stock present (in person or by proxy) at the annual meeting and entitled to vote on the election of directors. As a result, the four directors nominated by the Board, Messrs. Coleman, Galloway, Russell and Weaver, will be elected Class II Directors if they each receive more affirmative votes than any other nominee. In the event one of these directors is unable to continue serving as a director, the proxy holders will vote for a replacement nominee recommended by the Board at the annual meeting. Information concerning the nominees and the other members of the Board is set forth below.

Our Board of Directors recommends that you vote FOR the election of J. Edward Coleman, Scott Galloway, Dave Russell and Paul E. Weaver as our Class II Directors.

CLASS I DIRECTORS

Janet M. Clarke, Director, 54

•	Ms. Clarke has been the President and founder of Clarke Littlefield LLC, a firm that provides strategic advice to larger companies with an emphasis on marketing technologies, since April 2001.

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From September 2002 to June 2003, Ms. Clarke served as Chief Marketing Officer of DealerTrack, Inc. From February 2000 to February 2001, she was an Executive Vice President of Young & Rubicam, Inc. and Chairman and Chief Executive Officer of Knowledge Base Marketing, Inc., a subsidiary of Young & Rubicam. Before that, Ms. Clarke served as Managing Director for Global Database Marketing of Citibank and Senior Vice President of the Information Technology sector for R.R. Donnelley & Sons Company.

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Ms. Clarke is a director of the Asbury Automotive Group, ExpressJet Holdings Inc., and eFunds Corporation. Ms. Clarke is also a Charter Trustee of Princeton University, where she earned a B.A. degree. Ms. Clarke has also completed the Advanced Management Program at the Harvard Business School.

•	Ms. Clarke has been a director of Gateway since May 2005. She chairs the Corporate Governance & Nominating Committee.

Quincy L. Allen, Director, 47

•	Mr. Allen has been the Corporate Vice President of Xerox Corporation and President of the Xerox Production Systems Group since October 2004.

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Since joining Xerox as an electrical engineer in 1982, Mr. Allen has held senior technical and management positions in areas such as supply chain, sales and marketing, and product development. In 1999, he was appointed Vice President, Worldwide Customer Services Strategy. In 2001, Mr. Allen was named Senior Vice President of North American Services and Solutions.

•	Mr. Allen received a B.S. in electrical engineering from Northeastern University in 1982 and an M.B.A from the University of Rochester in 1993.

•	Mr. Allen has been a director of Gateway since January 2006. He is a member of the Compensation and Corporate Governance & Nominating Committees.

Douglas L. Lacey, Director, 59

•	Mr. Lacey is a partner in the accounting firm of Nichols, Rise & Company, LLP and managing partner of its Sioux City, Iowa office. He joined Nichols, Rise & Company, LLP in 1973.

•	Mr. Lacey received a B.A. degree from Briar Cliff University in 1973.

•	Mr. Lacey has been a director of Gateway since 1989. He chairs the Audit Committee.

CLASS II DIRECTORS

J. Edward Coleman, Director and Chief Executive Officer, 55

•	Mr. Coleman is the Chief Executive Officer of Gateway, a position he has held since September 2006.

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Before joining Gateway, Mr. Coleman served as Senior Vice President and President, Enterprise Computing Solutions, for Arrow Electronics, Inc., a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products.

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Previously, Mr. Coleman was Chairman, President and Chief Executive Officer of CompuCom Systems, Inc., a $1.4 billion IT services and solutions provider headquartered in Dallas, Texas. He led CompuCom as Chief Executive Officer from December 1999 until November 2004 and as Chairman from 2001 to 2004.

•	Prior to joining CompuCom, Mr. Coleman served in various leadership roles at Computer Sciences Corporation, IBM and New Jersey-based integrator MTS.

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He earned a bachelor’s degree in economics from the College of William and Mary, and holds a master’s degree in business administration/marketing from Indiana University. Mr. Coleman serves on the Board of Advisors of the College of William and Mary School of Business, and is a member of the Board of Directors of Red Oak Software.

•	Mr. Coleman was appointed as a director of Gateway in September 2006.

Scott Galloway, Director, 42

•	Mr. Galloway is a clinical associate professor at New York University’s Stern School of Business and is the managing member of investment firm Firebrand Partners, LLC.

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He has been a director of RedEnvelope, Inc. since June 2006. Mr. Galloway founded RedEnvelope in 1997 and served as a director of from September 1997 to August 2000 and again from June 2002 to August 2004, serving as the Chairman of the Board of Directors from September 1997 to February 2000.

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In 1992, Mr. Galloway founded Prophet Brand Strategy, Inc., a brand consulting firm that employs over 100 professionals in the United States, Europe and Asia. He served as the Chief Executive Officer of Prophet Brand Strategy, Inc. from 1992 to 2000. From 2000 to 2002, Mr. Galloway served as Chief Executive Officer and chairman at Brand Farm, an e-commerce incubator.

•	Mr. Galloway received a bachelor’s degree in economics from the University of California at Los Angeles and an MBA from the Haas School of Business at the University of California at Berkeley.

•	Mr. Galloway has been a director of Gateway since December 2006. He is a member of the Corporate Governance & Nominating Committee.

Dave Russell, Director, 43

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Mr. Russell is the Executive Vice President of Avalon Capital Group, Inc. and managing director of Avalon Energy, positions he has held since June 2006. He provided consulting services to Avalon from September 2005 until June 2006. Avalon Energy is a division of Avalon Capital Group, Inc., a private company controlled by Ted Waitt, the co-founder and a significant stockholder of Gateway.

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Mr. Russell was employed by Gateway in various capacities and times between 1988 and May 2005, including serving as general manager of digital television products from June 2003 to June 2004, Senior Vice President of partner management from January 2001 to May 2003, and as Vice President of supply management from 1999 to May 2000. Mr. Russell is also on the board of directors of privately held Amazing Mail.com, a web based direct marketing company located in Scottsdale AZ.

•	Mr. Russell was appointed as a director of Gateway effective March 1, 2007.

Paul E. Weaver, Director, 61

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Mr. Weaver is a retired global partner of PricewaterhouseCoopers, LLP, where he was chairman of the firm’s global technology practice group for a number of years, focusing on the technology, infocomm, entertainment and media industries. During his more than 30 years at PricewaterhouseCoopers, Mr. Weaver served as the lead partner on a number of the firm’s largest global clients and he held various management positions, including serving as managing partner of the firm’s Dallas/Ft Worth office and as the firm’s vice chairman, responsible for all firm-wide revenue related activities.

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Mr. Weaver has a B.S. degree from Elizabethtown College and a M.B.A. degree from the University of Michigan. He is a member of the board and the audit and corporate governance committees of AMN Healthcare, a board member of Idearc, Inc. and the Ellis Island/Statue of Liberty Foundation. He also serves on the corporate advisory board of the University of Michigan Business School.

•	Mr. Weaver has been a director of Gateway since July 2006. He is a member of the Audit and Corporate Governance & Nominating Committees.

CLASS III DIRECTORS

George H. Krauss, Director, 65

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Mr. Krauss has been an attorney with the law firm of Kutak Rock LLP in Omaha, Nebraska, since 1972 and is engaged in the firm’s corporate, mergers and acquisitions and regulatory practices. He became a partner in Kutak Rock in 1975 and became of counsel in 1997. He served as the firm’s presiding partner from 1983 to 1994.

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Mr. Krauss is a consultant to The Burlington Capital Group LLC. Mr. Krauss serves on the Board of Directors of MFA Mortgage Investments, Inc., which is listed on the New York Stock Exchange, and America First Apartment Investors, Inc., which is listed on NASDAQ. He is also on the Board of Directors of The Burlington Capital Group LLC, which is the general partner of America First Tax Exempt Investors, L.P., which is listed on NASDAQ.

•	Mr. Krauss received B.S., M.B.A. and J.D. degrees from the University of Nebraska.

•	Mr. Krauss has been a director of Gateway since 1991. He is a member of the Audit and Compensation Committees.

Joseph G. Parham, Jr., Director, 57

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Mr. Parham was the Senior Vice President of Human Resources for Atlanta-based Acuity Brands, Inc. from December 2001 until November 2006. From May 2000 Mr. Parham served as the Senior Vice President of Human Resources of National Services Industries, Inc. (“NSI”) until the spin-off of Acuity

Brands from NSI in November 2001. Prior to joining NSI, Mr. Parham spent 25 years at Polaroid Corporation where he served in a variety of roles, including President of Polaroid Eyewear and Senior Vice President of Human Resources.

•	Mr. Parham is a member of the Board of the National Kidney Foundation of Georgia and a former member of the Board of Directors of International Multifoods Corporation.

•	Mr. Parham received a B.S. in management and an M.B.A. in economics, both from Babson College.

•	Mr. Parham has been a director of Gateway since January 2005. He chairs the Compensation Committee.

Richard D. Snyder, Chairman of the Board, 48

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Mr. Snyder serves as the Chairman and Chief Executive Officer of Ardesta, LLC, in Ann Arbor, Michigan, a company focused on bringing small tech products to the global marketplace, a position he has held since 2000. Between 1997 and 2000, he was President of Avalon Investments, a venture capital management company also headquartered in Ann Arbor, Michigan. Before Avalon Investments, Mr. Snyder served as Gateway’s President and Chief Operating Officer from January 1996 until his resignation in August 1997 and was Gateway’s Executive Vice President from July 1991 until January 1996. Mr. Snyder also served as Gateway’s interim Chief Executive Officer from February 2006 until September 2006.

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Mr. Snyder serves on the boards of various portfolio companies of Ardesta and Avalon Technology. He is also a member of the University of Michigan’s LS&A National Advisory Committee, the Samuel Zell & Robert H. Lurie Institute for Entrepreneurial Studies Advisory Board, the University of Michigan’s Technology Transfer National Advisory Committee, the Henry Ford Board of Trustees, The Nature Conservancy Michigan Chapter, the Board of the Sphinx Organization and is Chairman of Ann Arbor SPARK.

•	Mr. Snyder received B.A. (with high distinction), M.B.A. (with distinction) and J.D. degrees from the University of Michigan.

•	Mr. Snyder has been a director of Gateway since 1991 and now serves as Chairman of the Board. He also serves on the Corporate Governance & Nominating Committee.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007, subject to ratification by our stockholders. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2004. During fiscal 2006, Deloitte & Touche LLP also provided certain audit-related and tax services described in “Independent Accountant Fees”.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to any questions.

Our Audit Committee and Board of Directors recommend that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year.

PROPOSAL NO. 3

AMENDMENT TO GATEWAY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The Corporate Governance & Nominating Committee and the Board have considered the merits of annually elected and staggered boards, taking a variety of perspectives into account. The Board believes that the classified board structure has helped assure continuity and stability of Gateway’s business strategies and policies and has reinforced a commitment to a long-term point of view rather than encouraging excessive focus on short-term goals. Although these are important benefits, the Board acknowledges that there are growing sentiments among our stockholders in favor of annual elections and believes that the Board would be equally effective in protecting stockholder interests under an annual election system. As a result, the Corporate Governance & Nominating Committee and the Board of Directors have considered the matter and have decided to recommend to stockholders the approval of this proposal.

As proposed, effective December 31, 2007, the first paragraph of Article Eight of Gateway’s Restated Certificate of Incorporation, as amended, would be deleted in its entirety, and the first sentence of Section 3.3 of Gateway’s Amended and Restated Bylaws, would be amended to provide all directors of the company would be elected at each annual meeting of stockholders.

The Board of Directors recommends that you vote FOR the amendment of Gateway’s Certificate of Incorporation and Bylaws to provide for the annual election of directors.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2007, regarding the beneficial ownership of common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of common stock;

•	each of our directors;

•	each executive officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

No shares of Class A common stock are issued and outstanding. Except as indicated in the footnotes hereto, each director and executive officer has (or could have upon exercise of an option vested or vesting within 60 days after March 1, 2007) sole voting and investment power (or such power together with any spouse of such person, if they are joint tenants) with respect to securities beneficially owned by such person as set forth opposite such person’s name:

Name and Address of Beneficial Owner(1)	Number of Shares(2)	% of Class(3)
Executive Officers:
Wayne R. Inouye(4)	0
J. Edward Coleman	179,275
John P. Goldsberry	885,155
Robert V. Davidson	902,735
Edward D. Fisher(5)	600,000
Bruce K. Riggs(6)	600,000

Non-Employee Directors:
Quincy L. Allen	22,816
Janet M. Clarke	46,108
Scott Galloway(7)	206,579
George H. Krauss	238,108
Douglas L. Lacey	250,108
Joseph G. Parham, Jr.	66,108
Dave Russell	0
Richard D. Snyder	857,644
Paul E. Weaver	62,078

All directors and executive officers as a group (18 persons)(8)	5,390,714	1.4%
Theodore W. Waitt(9) 5786 La Jolla Blvd. La Jolla, CA 92037	64,896,451	17.5%
Firebrand/Harbinger Group(10) One Riverchase Parkway South Birmingham, Alabama 35244	39,750,000	10.8%
Brandes Investment Partners, L.P.(11) 11988 El Camino Real, Suite 500 San Diego, CA 92130	39,975,302	10.7%

(1)	Unless otherwise indicated, the address of each beneficial owner listed above is c/o Gateway, Inc., 7565 Irvine Center Drive, Irvine, CA 92618-2930.
(2)

Includes beneficial ownership of shares of common stock issuable on the exercise of stock options and restricted stock as follows: Mr. Coleman-79,275 shares; Mr. Goldsberry-700,000 shares; Mr. Davidson-793,023 shares; Mr. Fisher-600,000 shares; Mr. Riggs-600,000 shares; Mr. Allen-4,000 shares; Ms. Clarke-

24,000 shares; Mr. Krauss-216,000 shares; Mr. Lacey-216,000 shares; Mr. Parham-44,000 shares; Mr. Snyder-718,000 shares. Stock option information includes options exercisable within 60 days after March 1, 2007. Shares issuable on exercise of options are included in the numerator and denominator for that specific person in calculating the percentage of beneficial ownership, but are not deemed outstanding in the aggregate for computing the ownership percentage for each other person. As of March 1, 2007, Gateway had 371,517,940 shares of common stock outstanding.

(3)	Less than 1 percent unless otherwise indicated.
(4)	Mr. Inouye left the company in February 2006. His current beneficial ownership of common stock is not available to Gateway.
(5)	Mr. Fisher left the company in January 2007. Except for stock options held by him, his current beneficial ownership of common stock is not available to Gateway. His stock options will lapse 90 days after his last day of employment.
(6)	Mr. Riggs left the company in January 2007. Except for stock options held by him, his current beneficial ownership of common stock is not available to Gateway. His stock options will lapse 90 days after his last day of employment.
(7)	Mr. Galloway is a member of the Firebrand/Harbinger Group referenced in footnote 10.
(8)	Includes directors and executive officers serving in such capacities as of March 1, 2007, together with former executive officers named in the Summary Compensation Table. The total number of shares includes beneficial ownership of 4,284,000 shares of common stock issuable under stock options that are exercisable within 60 days after March 1, 2007 and 181,298 shares of restricted stock.
(9)	Based on a Schedule 13G/A filed with the SEC on February 14, 2007.
(10)	Based on a Schedule 13D/A filed with the SEC on December 12, 2006 by a group consisting of Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), Harbinger Capital Partners Offshore Manager, L.L.C. (“Harbinger Management”), the investment manager of the Master Fund, HMC Investors, L.L.C., its managing member (“HMC Investors”), Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Fund”), Harbinger Capital Partners Special Situations GP, LLC, the general partner of the Special Fund (“HCPSS”), HMC—New York, Inc., the managing member of HCPSS (“HMCNY”), Harbert Management Corporation (“HMC”), the managing member of HMC Investors and the parent of HMCNY, Philip Falcone, a member of HMC and the portfolio manager of the Master Fund and the Special Fund, Raymond J. Harbert, a shareholder of HMC, Michael D. Luce, a shareholder of HMC, Firebrand Partners III, LLC (“Firebrand”) and Scott Galloway, the managing member of Firebrand. Excludes 200,000 shares owned by Scott Galloway that are included in his individual share ownership.
(11)	Based on a Schedule 13G filed with the SEC on February 14, 2007.

EXECUTIVE OFFICERS

A biographical summary of the business experience of our executive officers is listed below. Information pertaining to Mr. Coleman, who is both a director and executive officer of Gateway, may be found in the section above regarding “Class II Directors.”

James R. Burdick, Senior Vice President, Professional and Consumer Direct, 47

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Mr. Burdick was appointed Senior Vice President, Professional in April 2006, with responsibility for overseeing the business activities in the Professional segment, which includes mid-enterprise, education and government sectors, and assumed responsibility for the Direct segment in January 2007.

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Mr. Burdick previously served as Vice President, Worldwide Distribution and Americas Sales at Agilent Technologies, where he oversaw sales and management for channel semiconductor sales, Americas sales for emerging accounts, and contract manufacturing sales from July 2004 to November 2005. Prior to joining Agilent, Mr. Burdick served as Executive Vice President, Sales and Marketing at MesoSystems Technology, beginning in January 2004. Prior to joining MesoSystems, Mr. Burdick spent

17 years at Memec Group Holdings, where he served in a variety of roles, including Chief Executive Officer and President for Unique Technologies, Inc.

Robert V. Davidson, Senior Vice President, Worldwide Retail, 52

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Mr. Davidson was appointed Senior Vice President, U.S. Retail, in March 2004, with responsibility for overseeing sales of PC and consumer electronic products through third-party retailers, and assumed responsibility for international retail sales in January 2007.

•	Mr. Davidson previously served as eMachines’ Executive Vice President, Global Product Planning, commencing in May 2001.

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Prior to joining eMachines, Mr. Davidson served as Vice President of Merchandising of Computer Hardware at Best Buy. During his six years at Best Buy beginning in 1994, Mr. Davidson held various other positions including Merchandising Manager and Strategic Marketing Manager.

John Goldsberry, Senior Vice President and Chief Financial Officer, 52

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Mr. Goldsberry was appointed Senior Vice President and Chief Financial Officer in August 2005, with responsibility for overseeing our financial management, control, reporting, investor relations and information technology functions. He joined Gateway in March 2004 as Senior Vice President, Strategy and Business Development. Mr. Goldsberry also served as Senior Vice President, Operations, Customer Care and Information Technology from April 2005 to August 2005.

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Mr. Goldsberry previously served as eMachines’ Chief Financial Officer, commencing in January 2004. Prior to joining eMachines, Mr. Goldsberry served as Chief Financial Officer at TrueSpectra, Inc. beginning in August 2000. Prior to joining TrueSpectra, Inc., he served as Chief Financial Officer at Calibre, Inc., beginning in May 1998. Mr. Goldsberry also served as Chief Financial Officer of The Good Guys, Inc. from 1992 until 1995. Before that, he worked for Salomon Brothers and Morgan Stanley in a number of corporate finance positions.

Michael R. Tyler, Senior Vice President, Chief Legal and Administrative Officer, and Secretary, 50

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Mr. Tyler was promoted to Senior Vice President, Chief Legal and Administrative Officer, and Secretary, in January 2006, with responsibility for overseeing our law and administrative organizations. Mr. Tyler joined Gateway in May 2000 and became our General Counsel and Secretary in September 2003.

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Before joining Gateway, Mr. Tyler spent five years as Senior Corporate Counsel for Northrop Grumman Corp., where he managed legal aspects of the company’s international operations. Previously, Mr. Tyler was an associate with Heller Ehrman White & McAuliffe, in Los Angeles, and served as a law clerk to the Hon. Arthur Alcaron, circuit judge for the U.S. Court of Appeals for the Ninth Circuit. Mr. Tyler is a past chair of the International Law Section of the State Bar of California and of the European Law Committee of the American Bar Association’s Section of International Law and Practice.

M. Lazane Smith, Senior Vice President, Human Resources & Customer Support Services, 52

•	Ms. Smith joined Gateway as Senior Vice President in charge of Human Resources in November 2006. She accepted the additional responsibility of overseeing our customer support services in January 2007.

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Before joining Gateway in 2006, Ms. Smith spent almost 12 years at CompuCom Systems, Inc., an IT services and solutions provider headquartered in Dallas, Texas, serving as senior vice president, finance and CFO until March 2005. She joined CompuCom as corporate controller in 1993, was appointed CFO in 1997, and was elected to its Board of Directors in 2001. After she left CompuCom, Ms. Smith provided consulting services to publicly-traded companies. Prior to CompuCom, she held a variety of positions with several companies, including Coca-Cola Enterprises and Abbott Laboratories. Since 2003, Ms. Smith has been a member of the Board of Directors of Global Imaging Systems, serving on the audit and governance/nominating committees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We operate in the highly competitive technology industry and recognize that effective compensation strategies are critical to retain key employees and maximize stockholder value creation. The primary objective of our compensation program, including executive compensation, is to attract, retain, and motivate the best people available. Our compensation program is designed to reward the achievement of specific goals set for the company as well as those set for individual executives. By rewarding executive performance which meets or surpasses these established goals, the interests of executives and stockholders are aligned.

We also seek to ensure that total compensation provided to our key executives remains competitive relative to the compensation paid to similarly situated executives of our peer companies. In furtherance of that objective, we have established executive compensation packages which include both cash and equity-based compensation that reward performance as measured against established goals. We generally position total compensation between the 50th and 75th percentiles for similarly situated executives, as merited by performance.

Oversight of Executive Compensation

The Compensation Committee has overall responsibility with respect to designing, approving, and evaluating the executive compensation plans, policies, and programs of the company. The Compensation Committee believes that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee sets compensation for the Chief Executive Officer and reviews Chief Executive Officer performance. The Chief Executive Officer recommends the compensation of other executive officers to the Compensation Committee. The Compensation Committee then is responsible for reviewing and approving the compensation of our key executive officers.

The following Compensation Discussion and Analysis describes the material elements of compensation for the Gateway executives identified in the Summary Compensation Table (below).

What Gateway’s Compensation Program is Designed to Reward

Our compensation program is designed to motivate our executives to achieve the company’s goals for the benefit of its stockholders. The program is designed to instill a sense of urgency to deliver world-class products to market at extremely competitive prices. Our industry is characterized by extremely rapid change and a high degree of pricing pressure. To successfully compete in this environment we must promote a culture which rewards employees who can adapt to the changing market demands and find every opportunity to reduce the company’s costs. To inspire these attributes, our compensation program generally includes competitive base salaries, but also provides opportunity for Gateway executives to earn bonuses once company and individual objectives are achieved. Moreover, we use equity awards to further align the interests of the individual executives with those of the stockholders.

Competitive Benchmarking and Positioning

To achieve our objectives, we have structured the company’s annual and long-term incentive-based cash and non-cash compensation to motivate executives to achieve our business goals and reward them for doing so. In furtherance of this, we obtained relevant market data and analysis from outside consultants to consider when making executive compensation decisions.

In making compensation decisions, each element of Gateway’s compensation program, as well as total compensation, is compared to published survey data and a peer group of companies against which Gateway may compete for talent and for stockholder investment. The peer companies we consider reflect attributes common to Gateway in that they are U.S. publicly traded companies in the technology/computer related product industry with annual revenue between $1.5 billion and $12 billion. This peer group includes:

• Sun Microsystems, Inc.	• EMC Corporation	• Seagate Technology

• Advanced Micro Devices	• Maxtor Corporation	• Western Digital Corporation

• Broadcom Corporation	• Nvidia Corporation	• ATI Technologies, Inc.

• Sandisk Corporation	• Network Appliance, Inc.	• Logitech International S.A.

Gateway competes with many of these peer companies for top executive-level talent. As such, Gateway targets overall executive compensation between the 50th and 75th percentiles of compensation paid to similarly situated executives of the companies in the peer group. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

For comparison purposes, Gateway’s annual revenues and other company characteristics are compared against the peer group and the compensation data is adjusted for differences in company revenues and other company characteristics. This adjusted value is used as the basis to compare compensation between Gateway and the companies in the peer group. Adjustments also are made to account for the unique nature of many of the positions at Gateway in which executives assume a variety of roles.

A significant percentage of our executives’ total compensation is contingent upon the achievement of company and individual objectives. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Our philosophy is that “one size fits all” in this regard would not adequately serve the company’s interests and would not allow for adjustments necessary in the highly competitive and dynamic environment in which we operate. Instead, in conjunction with our consultants, management and the Compensation Committee review relevant market data to determine the appropriate level and mix of incentive compensation.

We also consider tax and accounting implications in setting compensation. The Compensation Committee takes into account the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. It is the Compensation Committee’s objective to maximize deductibility of executive compensation. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of our stockholders after taking into consideration changing business conditions or individual performance. Furthermore, long term incentive compensation decisions take into consideration the fact that the company accounts for equity compensation in accordance with the requirements of the Statement of Financial Accounting Standards (SFAS) 123-R and executives’ perceptions of the value of equity compensation.

The Elements of Gateway’s Compensation Program and Why Gateway Chooses to Pay Each Element

We believe that total compensation provided to our executive officers in 2006 achieved the objectives of our compensation program. Our compensation program includes the following elements:

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Base Salary: Generally, our objective is to set base salaries at the 50th percentile for comparable positions at peer companies. In doing so, Gateway’s strategy is to provide sufficient incentive for highly competent executives to join and remain with the company while emphasizing the other elements of the compensation package which provide for more significant total compensation opportunity when company goals are met and company results directly benefit stockholders.

Generally, the Chief Executive Officer recommends executive salary levels to the Compensation Committee based on competitive market data. The Compensation Committee then reviews those recommendations, and adjusts them as it deems appropriate after considering analysis, benchmark data and recommendations from outside independent consultants and other relevant information. With respect to compensation of the Chief Executive Officer, the Compensation Committee establishes compensation without the Chief Executive Officer’s participation after considering analysis, benchmark data and recommendations from outside independent consultants and other relevant information. Mr. Snyder’s base salary as interim Chief Executive Officer was based on these factors and consideration of the interim nature of the position and the unique benefits Mr. Snyder could provide to the company. In setting Mr. Coleman’s compensation, the Compensation Committee obtained survey and proxy data from peer companies as well as various compensation alternatives from an outside consultant. The Compensation Committee then considered this information and made the final decision on the Chief Executive Officer’s compensation package.

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Bonus: The Gateway Management Incentive Plan is designed to reward executives for the achievement of near-term company goals. This plan has quarterly and annual components and actual awards are calculated based on the achievement of predetermined performance goals. The Compensation Committee can discontinue the bonus program or materially change it at any time. For 2006, target bonus levels for the executive officers named on the summary compensation table were as follows:

Executive	Target Incentive as a Percent of Salary
Wayne R. Inouye	110%
Richard D. Snyder	none
J. Edward Coleman	100%
John P. Goldsberry	80%
Robert V. Davidson	80%
Edward D. Fisher	80%
Bruce K. Riggs	80%

In 2006, the targets under the bonus plan consisted of annual revenue and net income (before unusual items) divided into quarterly and annual components. The annual revenue target was $4.3 billion and the annual net income target was $124.5 million. Under the plan, the company was required to achieve 78% of each target in order for any portion of the bonus to be paid, and the actual payout was based on performance against the target. We did not achieve at least 78% of both targets in any quarter or for the year and, accordingly, the Compensation Committee did not approve bonus awards under the plan. Despite our failure to achieve the bonus targets for the first quarter, however, management was concerned about employee retention and motivation and recommended to the Compensation Committee that it consider a discretionary bonus. The Compensation Committee considered the retention and motivation issues, particularly in light of the departure of Mr. Inouye as Chief Executive Officer during the first quarter, and approved management’s recommendation to provide a discretionary bonus. Faced with continuing retention and motivation issues, management also proposed a short-term transition bonus plan at the end of the third quarter that was designed to provide a modest bonus opportunity to employees based on financial targets which reflected more current estimates of the company’s performance. The Compensation Committee approved this short-term transition bonus in order to promote retention. However, the financial targets applicable to the short-term transition bonus did not change the existing 2006 bonus targets under the Gateway Management Incentive Plan.

Both the Gateway Management Incentive Plan and the short-term transition bonus plan were developed based on recommendations to the Compensation Committee by executive management and were based on company performance objectives. The Compensation Committee reviewed the recommendations and revised them as it deemed appropriate. Subsequent to revision, the Compensation Committee approved the plans.

Mr. Snyder did not participate in the bonus plan while he served as interim Chief Executive Officer because the Compensation Committee decided to emphasize equity compensation in establishing

Mr. Snyder’s total compensation as interim Chief Executive Officer. Mr. Coleman’s 2006 bonus was not based on the targets applicable to other executive officers. Instead, the Compensation Committee established personal objectives for Mr. Coleman consisting of a number of strategic and operational objectives. The Compensation Committee determined that Mr. Coleman achieved those objectives and he received a bonus of $189,500.

For 2007, the Compensation Committee considered recommendations from management regarding the bonus plan structure and then made the final decision on the bonus plan and targets. The Compensation Committee ultimately approved a bonus plan structure under which three fourths of the Chief Executive Officer’s bonus and one half of each other executive’s bonus will be based on the company’s performance against certain corporate financial targets (specifically revenue, operating income and selling, general and administrative expense targets) and operational metrics, to be approved by the Compensation Committee each quarter. The balance of each executive’s bonus will be based on a combination of business unit financial and operational targets and personal objectives that will vary by executive and will be established quarterly. Each executive’s bonus potential remains unchanged from 2006 levels. Amounts paid to each executive will vary based on the company’s and the executive’s performance against plan targets, as determined by the Compensation Committee, and may range from zero to 100 percent of an executive’s bonus potential. Mr. Coleman’s bonus is payable annually, while bonuses for other executive officers are payable on a quarterly and annual basis.

•

Equity Compensation: Our equity compensation program reinforces the alignment between the interests of executives and the interests of stockholders. It also provides incentive for executives to remain with the company and realize the long-term benefits associated with building the Gateway brand. We grant both stock options and restricted stock. Equity award levels are determined based on market data and vary among participants. Options are awarded at the New York Stock Exchange’s closing price of Gateway’s common stock on the date of the grant. Substantially all options granted by the Compensation Committee vest at a rate of 25% per year over the first four years of the ten-year option term. Vesting rights cease upon termination of employment and exercise must occur within 90 days of such termination.

The Compensation Committee considers recommendations for equity awards to executives at its regularly scheduled meetings except in the case of newly hired executives and unusual circumstances. For equity awards approved at its regularly scheduled meetings or at a special meeting in unusual circumstances, the Compensation Committee sets the grant date and the equity is priced on the day of the meeting or the day after the expiration of a blackout period if the meeting occurs during a blackout period. For newly hired employees, equity awards are granted and priced on an employee’s first day of employment. We do not backdate options or grant options retroactively. In light of recent events raising concerns about the timing of option grants, Gateway reviewed its option practices from 1996 to present to ensure that there were no discernable incidents of backdating or otherwise timing the grant of options ahead of expected good news and/or after disclosure of bad news. Gateway found no indication of such conduct. In addition, we have implemented internal procedures to ensure compliance with the Compensation Committee’s policies.

In 2006, the Compensation Committee examined the use of equity compensation in the context of overall executive compensation and various equity compensation vehicles. To facilitate this analysis, the Compensation Committee obtained market information and benchmark analysis referencing peer group companies and published survey data from an outside consultant. Utilizing this data, the Compensation Committee reviewed our current executive compensation mix and, in conjunction with recommendations from executive management, decided to rebalance the compensation mix by increasing the emphasis on long-term incentives. The Compensation Committee also determined that stock options remain an appropriate long-term incentive vehicle based on our competitive environment and strategic objectives.

Generally, the Chief Executive Officer recommends option award levels for executives other than himself to the Compensation Committee based on competitive market data. The Compensation

Committee then reviews those recommendations, adjusts them as it deems appropriate, based in part on analysis and data provided by its outside consultants, and approves them. With respect to option awards to the Chief Executive Officer, the Compensation Committee determines appropriate awards without the Chief Executive Officer’s participation after considering analysis and benchmark data from outside consultants and other relevant information. Based on these factors and other considerations, the Compensation Committee decided to emphasize equity compensation in establishing Mr. Snyder’s total compensation as interim Chief Executive Officer. In setting award levels granted to Mr. Coleman in 2006, an outside consultant provided survey and proxy data from peer companies and presented the Compensation Committee with an analysis of this data as well as long-term incentive alternatives. The Compensation Committee then considered this information and made the final decision.

•

Perquisites: In general, our executives are entitled to few benefits that are not otherwise available to all employees. In this regard, we do not currently provide a pension plan, deferred compensation program, post-retirement health coverage, or similar benefits for our executives or employees. The employee benefit plans provided in 2006 included the following:

•	We sponsor a 401(k) plan. All employees who participated in the 401(k) plan received up to 3% of their base salary in matching funds, up to the federal limit.

•

We maintain health, dental and insurance plans. All employees—including executives—pay a portion of health premium due for family coverage. We also provide basic employee life insurance and accidental death and dismemberment coverage of 1.5 times base salary (up to $750,000) as well as short-term disability coverage at no cost to the employee.

We also have Change in Control and other severance agreements with certain key employees which are designed to promote stability and continuity of senior management. The arrangements applicable to the executives listed in the Summary Compensation Table are detailed below.

How Gateway’s Post-Employment Compensation Arrangements Apply to Current Arrangements

We operate in a highly competitive and fast-changing environment. To succeed in this environment, we must be prepared to adjust all aspects of our business quickly to refocus our competitive position as necessary. Historically, such rapid adaptation has also required changes in executive leadership. In order to permit us to make such adjustments when necessary while still attracting and retaining top executives, Gateway has adopted a practice of ensuring that executives who depart involuntarily without cause are treated fairly and provided with severance payments which permit smooth transition to new opportunities. This record of conduct on the part of the company provides executives with the security to remain with the company and focus on the objectives at hand while preserving our ability to quickly adapt to a highly competitive environment. Severance terms applicable to each named executive officer are described in “Discussion of Employment and Severance Agreements”.

We also have in place certain change in control compensation plans which provide for benefits upon an involuntary termination of employment arising after a specified change in ownership or control of the company. The purpose of these plans is to reinforce and encourage the continued attention and dedication of certain employees to their assigned duties without distraction in the event of potentially unsettling circumstances arising in connection with a possible change in control by providing for severance payments upon involuntary termination of employment following such change in control. These plans enhance Gateway’s ability to retain a stable leadership team in an industry which has experienced consolidation in recent years and in which some industry watchers predict that consolidation will continue. The change of control plans allow the company’s executives to have continued alignment with stockholders and work in the best interests of the company and its stockholders despite such potential volatility.

Under Gateway’s change in control compensation plan effective January 19, 2000, certain executives, other than the Chief Executive Officer, are entitled to receive severance benefits equal to 2 times the sum of their base salary plus target bonus if they are terminated without cause within 3 years of a change in control, unless the Board terminates this change in control compensation plan prior to the change in control.

In order to aide in the retention of select employees, on September 29, 2006 the Compensation Committee approved a supplemental change in control plan which provides a minimum level of termination benefits to executives if the January 19, 2000 plan is terminated by the Board and other termination benefits are not available in conjunction with a change in control. The 2006 plan was developed by management and approved by the Compensation Committee after considering market data and analysis provided by an outside consultant. This supplemental plan provides for severance benefits of 2.5 times annual base salary for senior vice presidents as well as an amount equal to 18 months’ COBRA cost for health and medical benefits. These benefits are only payable if the executive is terminated without cause within 18 months after a change in control and severance benefits or other termination benefits are not payable under the January 19, 2000 plan or under any other agreement, plan or arrangement. In order to receive benefits under the plan, the executive is required to sign a release of claims satisfactory to the company.

Under both plans, if a payment or benefit to be received by the executive would be subject to the excise tax under Section 280G of the tax code, then the payments may be reduced to the extent necessary so that no portion is subject to the excise tax. Such reduction is undertaken so long as the net amount of the total payments (as so reduced) is greater than or equal to the net amount of such total payments without such reduction after subtracting the net amount of taxes, including excise taxes, on such total payments to which the executive would be subject had the reduction not been taken.

Our 2000 Equity Incentive Plan provides certain benefits in the event of a change in control. If a change in control occurs, then each employee who received a stock option award during the preceding 12 months will receive an additional award of stock options equal to the total number of shares subject to stock option awards made to the employee during the twelve months immediately preceding the effective date of the change in control at an exercise price equal to the fair market value of the common stock immediately prior to the change in control. These additional options will vest in full twenty-four months following the award date unless vesting is accelerated under plan. Generally, the vesting of all options will be accelerated on a change in control, unless the options are assumed by the successor, or the employee is involuntarily terminated after the change in control. Aggregate benefits under the 2000 Equity Incentive Plan are subject to reduction to the extent they otherwise would be subject to the excise tax under Section 280G.

The following table shows the estimated value of benefits to the named executive officers under the 2000 and 2006 change of control plans and employment agreements applicable to them and the 2000 Equity Incentive Plan if a change of control occurred on and a right to receive change in control benefits were triggered as of December 31, 2006.

Name	Components						Total benefits Under 2000 Plan	Total Benefits Under 2006 Plan	Total Benefits Under Employment Agreement
	Annual Base Salary	Target Bonus	Benefits	Additional Option Award (Shares)	Value of Additional Grant on 12-31-06(2)	Value of Vesting all Outstanding Options(3)
J. Edward Coleman(1)	$650,000	$650,000	$37,021	2,204,137	$—	$176,331	n/a	n/a	$2,813,352
John Goldsberry	$480,000	$384,000	$26,520	200,000	$—	$24,000	$1,752,000	$1,250,520	n/a
Robert V. Davidson	$360,000	$288,000	$31,780	200,000	$—	$24,000	$1,320,000	$955,780	n/a
Edward D. Fisher	$360,000	$288,000	$26,520	200,000	$—	$24,000	$1,320,000	$950,520	n/a
Bruce K. Riggs	$336,000	$268,800	$24,305	200,000	$—	$24,000	$1,233,600	$888,305	n/a

(1)	The change in control compensation plans do not apply to Mr. Coleman. Amounts shown for Mr. Coleman are based on the terms of his employment agreement as described in “Discussion of Employment and Severance Agreements”.
(2)	The value of the additional grant under the 2000 Equity Incentive Plan reflects that the option exercise price is equal to the market price on the date of the assumed change in control.
(3)	The value shown for each executive is based on the difference between the exercise price of options held by the executive and the market price on the date of the assumed change in control.

Equity Ownership Guidelines

We have established equity ownership guidelines for our executive officers to better ensure that they maintain an equity stake in our common stock, and by doing so appropriately link their interests with those of our other stockholders. These guidelines provide that, absent unusual personal circumstances, our Chief Executive Officer and each Senior Vice President should retain 30% of all after tax profit shares from stock options exercised and stock grants (restricted or otherwise) for at least three years (from exercise or vesting date, respectively) unless the value of his or her ownership in Gateway securities exceeds (a) five times the base salary in the case of the Chief Executive Officer, and (b) two and a half times the base salary in the case of Senior Vice Presidents.

Compensation Committee Report

The Compensation Committee of the board of directors of Gateway, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement, with the management of Gateway. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Gateway’s proxy statement.

The Compensation Committee

Joseph G. Parham, Jr., Chairman

Quincy L. Allen

George H. Krauss

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid or accrued during the fiscal year ended December 31, 2006 to (1) the individuals serving as Chief Executive Officer in 2006, (2) the Chief Financial Officer, and (3) the three most highly compensated executive officers, other than the individuals serving as Gateway’s Chief Executive Officer and Chief Financial Officer who were serving in an executive officer role as of the close of the fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Wayne R. Inouye, CEO(3)	2006	$83,077	$—	$—	$—	$—	$—	$794,900	$877,977
Richard D. Snyder, interim CEO(4)	2006	$301,923	$—	$—	$366,900	$—	$—	$—	$668,823
J. Edward Coleman, CEO(5)	2006	$187,500	$189,500	$14,592	$291,294	$—	$—	$244,236	$927,122
John P. Goldsberry, CFO	2006	$480,000	$49,000	$667,283	$23,172	$—	$—	$6,600	$1,226,055
Robert V. Davidson, SVP, Retail	2006	$360,000	$61,227	$166,666	$23,172	$—	$—	$6,600	$617,665
Edward D. Fisher, SVP, International	2006	$360,000	$33,428	$667,283	$23,172	$—	$7,387	$4,722	$1,100,992
Bruce K. Riggs, SVP, Operations and Customer Care	2006	$354,461	$18,000	$—	$23,172	$—	$—	$210,181	$605,814

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123-R of awards and may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 8 to Gateway’s audited financial statements for the fiscal year ended December 31, 2006 included in Gateway’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2007. The stock awards shown for Mr. Goldsberry and Mr. Fisher consist of restricted shares granted to them while they were employees of eMachines and assumed by Gateway in its acquisition of eMachines in 2004.
(2)	Includes the following: (a) Inouye: $720,000 severance, $45,692 vacation time payout, $16,761 legal fees, $8,824 value of COBRA payments, $3,623 401(k) match; (b) Coleman: $217,000 sign on bonus, $25,361 relocation costs, $1,875 401(k) match; (c) Goldsberry: $6,600 401(k) match; (d) Davidson: $6,600 401(k) match; (e) Fisher: $4,722 401(k) match; and (g) Riggs: $155,000 sign on bonus, $49,397 relocation costs, $5,784 401(k) match.
(3)	Mr. Inouye served as Chief Executive Officer in 2006 until February 8, 2006.
(4)	Mr. Snyder served as interim Chief Executive Officer from February 8, 2006 until September 18, 2006. Mr. Snyder continues to serve as the Chairman of the Board.
(5)	Mr. Coleman commenced employment on September 18, 2006. His 2006 bonus exceeds his 2006 salary because of different per diem assumptions used in determining bonus and salary.

Grants of Plan-Based Awards

The following table shows information regarding grants of non-equity incentive plan awards and grants of equity awards that Gateway made during the fiscal year ended December 31, 2006 to each of the executive officers named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/sh)(1)	Full Grant Date Fair Value of Equity Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Wayne R. Inouye	—	—	—	—	—	—	—	—	—	—	—
Richard D. Snyder	4/25/06	—	—	—	—	—	—	—	600,000	$2.17	$587,640
J. Edward Coleman	9/18/06	—	—	—	—	—	—	—	2,204,137	$1.93	$1,948,897
	9/18/06	—	—	—	—	—	—	79,275	—	—	$153,001
John P. Goldsberry	9/29/06	—	—	—	—	—	—	—	200,000	$1.89	$173,180
Robert V. Davidson	9/29/06	—	—	—	—	—	—	—	200,000	$1.89	$173,180
	3/3/06	—	—	—	—	—	—	93,023	—	—	$199,999
Edward D. Fisher	9/29/06	—	—	—	—	—	—	—	200,000	$1.89	$173,180
Bruce K. Riggs	9/29/06	—	—	—	—	—	—	—	200,000	$1.89	$173,180

(1)	This column shows the option’s exercise price, which is equal to the closing market price on the grant date.
(2)	This column shows the fair value of the award calculated in accordance with SFAS 123-R.

Discussion of Employment and Severance Agreements

Wayne Inouye. Mr. Inouye served as Chief Executive Officer in 2006 until February 8, 2006. Mr. Inouye entered into an employment agreement with the company as part of the company’s acquisition of eMachines in 2004. Under his employment agreement, Mr. Inouye was entitled to certain severance benefits upon the February 8, 2006 termination of his employment. As a result, a severance agreement dated February 8, 2006 was entered into with Mr. Inouye pursuant to which he received a lump sum amount equivalent to 12 months’ base salary of $720,000, health insurance for himself and his spouse for three years (value of COBRA paid by Gateway in 2006 equaled $8,824), and $16,761 as reimbursement for legal fees incurred by Inouye in connection with the negotiation of the separation agreement. Additionally, as required under his employment agreement, all unvested stock options held by Mr. Inouye as of the date of termination became fully vested and exercisable. Mr. Inouye agreed not to compete with Gateway after the termination of his employment for the remainder of 2006.

Richard D. Snyder. Mr. Snyder served as interim Chief Executive Officer from February 8, 2006 until September 18, 2006. During this period Mr. Snyder also continued to serve as Chairman of the Board. In accepting the interim Chief Executive Officer position and compensation, he entered into an employment agreement with Gateway pursuant to which he agreed to forgo receiving any separate compensation to which he would otherwise be entitled as Chairman of the Board. As interim Chief Executive Officer, Mr. Snyder was entitled to receive a base salary in the annual gross amount of $500,000 per year. Mr. Snyder was also granted 600,000 stock options under Gateway’s 2000 Equity Incentive Plan, vesting at a rate of 50% annually over a two year period from February 8, 2006, the date he became interim Chief Executive Officer. Under the terms of his employment agreement, Mr. Snyder was not eligible to participate in Gateway’s bonus plan. In connection with the execution of his employment agreement as interim Chief Executive Officer, Mr. Snyder agreed not to compete with Gateway for a period of one year following his termination of employment.

In 2006, Gateway provided use of private aircraft to Mr. Snyder to allow him to quickly assume the role of interim Chief Executive Officer and regularly travel from his Michigan home to be present at Gateway’s facilities and otherwise represent Gateway as required despite his having a variety of preexisting personal and professional commitments. Because this use was provided in order to permit Mr. Snyder to assume the CEO duties on an immediate basis for Gateway’s benefit, Gateway has categorized this as a business expense rather than a perquisite. The total 2006 cost of private aircraft for such use was $85,405. Private aircraft is also occasionally used by Gateway executives for other business purposes and Mr. Snyder was present on some of these flights in 2006; this cost is not included in the above total.

J. Edward Coleman. Mr. Coleman entered into an employment agreement with Gateway effective as of September 18, 2006. The agreement is on an “at will” basis for an indefinite term. Under the terms of the employment agreement, Mr. Coleman’s starting annual gross salary was $650,000. He received a sign-on bonus totaling $370,000, consisting of $217,000 in cash and restricted stock units issued under Gateway’s 2000 Equity Incentive Plan with a value of $153,000 and vesting annually in equal portions over three years. The cash portion of the sign-on bonus must be repaid in full if his employment is terminated on circumstances under which he would not be entitled to severance at any time prior to March 18, 2008. In connection with his employment agreement Mr. Coleman was also granted 2,204,137 stock options under Gateway’s 2000 Equity Incentive Plan vesting at a rate of 25% annually over a four year period. Mr. Coleman also agreed to relocate to a principal residence within daily commuting distance of Gateway’s Irvine, California headquarters; in 2006 Gateway paid $25,361 in relocation costs.

Mr. Coleman is eligible to earn bonus payments based on targets set by the Compensation Committee. If bonus targets are met, Mr. Coleman is entitled to bonus payments with an annual target set at 100% of his annual base salary. For 2006, Mr. Coleman received a bonus of $189,500.

Under his employment agreement, if Mr. Coleman’s employment is terminated by him for reasons specified in his employment agreement as “Good Reason” or by Gateway for reasons other than for death, disability or for cause, then, contingent upon his execution of a separation agreement acceptable to Gateway, Mr. Coleman shall be entitled to receive severance compensation equal to 24 months of his then-current base salary and target bonus as well as compensation for COBRA expenses during this period. Mr. Coleman’s employment agreement restricts him from competing with Gateway for a period of one year following termination of his employment, subject to the limitations of California law with respect to such provisions. Gateway’s change in control plans are not applicable to Mr. Coleman.

John P. Goldsberry. Mr. Goldsberry entered into an employment agreement with Gateway dated March 10, 2005. The agreement is on an “at will” basis for an indefinite term. Mr. Goldsberry’s current annual gross salary is $480,000. Mr. Goldsberry is also eligible to earn bonus payments based on targets set by the Compensation Committee. If bonus targets are met, Mr. Goldsberry is entitled to bonus payments with an annual target set at 80% of his annual base salary. For 2006, Mr. Goldsberry received bonus payments totaling $49,000. Mr. Goldsberry was also granted under Gateway’s 2000 Equity Incentive Plan 200,000 stock options vesting at a rate of 25% annually over a four year period.

Under his employment agreement, if Mr. Goldsberry’s employment is terminated by Gateway without cause, then, contingent upon his execution of a separation agreement acceptable to Gateway, Mr. Goldsberry shall be entitled to receive severance compensation equal to one year of his then-current base salary. Mr. Goldsberry’s employment agreement restricts him from competing with Gateway for a period of one year following termination of his employment, subject to the limitations of California law with respect to such provisions.

Robert V. Davidson. Mr. Davidson entered into an employment agreement with Gateway dated March 4, 2005. The agreement is on an “at will” basis for an indefinite term. Mr. Davidson’s annual gross salary was $360,000 in 2006. Mr. Davidson is also eligible to earn bonus payments based on targets set by the Compensation Committee. If bonus targets are met, Mr. Davidson is entitled to bonus payments with an annual target set at 80% of his annual base salary. For 2006, Mr. Davidson received bonus payments totaling $61,227. Also in 2006, Mr. Davidson was granted 200,000 stock options, vesting at a rate of 25% annually over a four-year period, and 93,023 restricted stock units vesting in a one-year period.

Under his employment agreement, if Mr. Davidson’s employment is terminated by Gateway without cause, then, contingent upon his execution of a separation agreement acceptable to Gateway, Mr. Davidson shall be entitled to receive severance compensation equal to one year of his then-current base salary. Mr. Davidson’s employment agreement restricts him from competing with Gateway for a period of one year following termination of his employment, subject to the limitations of California law with respect to such provisions.

Edward D. Fisher. Mr. Fisher entered into an employment agreement with eMachines, Inc. (acquired by Gateway in 2004) dated September 26, 2003. Mr. Fisher left the company on January 2, 2007. Prior to leaving, Mr. Fisher’s employment agreement was on an “at will” basis for an indefinite term; he earned an annual gross salary of $360,000 and was eligible for bonus payments with an annual target set at 80% of his base salary, providing bonus plan conditions were met. In 2006 Mr. Fisher earned a bonus of $33,428 and was granted 200,000 stock options under Gateway’s 2000 Equity Incentive Plan which would have vested at a rate of 25% annually over a four-year period had he remained with the company.

Bruce K. Riggs. Mr. Riggs entered into an employment agreement with Gateway dated July 22, 2005. Mr. Riggs left the company on January 13, 2007. Prior to leaving, Mr. Riggs’s employment agreement was on an “at will” basis for an indefinite term. As of December 31, 2006, his annual base salary rate was $336,000 and he was eligible for bonus payments with an annual target set at 80% of his base salary, providing bonus plan conditions were met. In 2006 Mr. Riggs earned a bonus of $18,000 as well as a $155,000 signing bonus. Also in 2006, he was granted 200,000 stock options under Gateway’s 2000 Equity Incentive Plan which would have vested at a rate of 25% annually over a four-year period had he remained with the company.

Outstanding Equity Awards At Fiscal Year-End

The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2006, including both awards subject to performance conditions and non-performance based awards, to each of the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Wayne R. Inouye	—	—	—	—	—	—	—	—	—
Richard D. Snyder	200,000	—	—	$14.53	1/28/2007
	24,000	—	—	$23.25	5/21/2008	—	—	—	—
	24,000	—	—	$30.63	5/20/2009	—	—	—	—
	24,000	—	—	$50.25	5/18/2010	—	—	—	—
	24,000	—	—	$19.00	5/17/2011	—	—	—	—
	24,000	—	—	$6.00	5/16/2012	—	—	—	—
	24,000	—	—	$3.15	5/15/2013	—	—	—	—
	24,000	—	—	$3.74	5/20/2014	—	—	—	—
	250,000	—	—	$3.23	5/19/2015	—	—	—	—
		600,000		$2.17	4/25/2016	—	—	—	—
J. Edward Coleman		2,204,137		$1.93	9/18/2016	—	—	—	—
	—	—	—	—	—	79,275	$159,343	—	—
John P. Goldsberry	600,000	—	—	$5.40	3/25/2014	—	—	—	—
	100,000	—	—	$3.31	6/10/2015	—	—	—	—
	—	200,000	—	$1.89	9/29/2016	—	—	—	—
	—	—	—	—	—	128,571	$258,428	—	—
Robert V. Davidson	600,000	—	—	$5.40	3/25/2014	—	—	—	—
	100,000	—	—	$3.31	6/10/2015	—	—	—	—
		200,000		$1.89	9/29/2016	—	—	—	—
		—	—	—	—	93,023	$186,976	—	—
Edward D. Fisher	600,000	—	—	$5.40	4/5/2007	—	—	—	—
	—	200,000	—	$1.89	4/5/2007	—	—	—	—
	—	—	—	—	—	128,571	$258,428	—	—
Bruce K. Riggs	600,000	—	—	$3.00	4/16/2007	—	—	—	—
	—	200,000	—	$1.89	4/16/2007	—	—	—	—

(1)	For the options shown for Mr. Snyder, 300,000 shares vest on February 8, 2007 and on February 8, 2008. For the options shown for Mr. Coleman, Mr. Goldsberry and Mr. Davidson, 25% of the shares vest each year over a four year period running from the grant date; the grant date for Mr. Coleman’s options is September 18, 2006 and the grant date for Mr. Goldsberry’s and Mr. Davidson’s options is September 29, 2006. Unexercisable options held by Mr. Fisher and Mr. Riggs were forfeited when they left the company.
(2)	The restricted shares shown for Mr. Coleman have a grant date of September 18, 2006 and will vest ratably over three years. The restricted shares shown for Mr. Davidson have a grant date of March 3, 2006, vesting over a period of one year. The restricted shares shown for Mr. Goldsberry and Mr. Fisher consist of restricted shares granted to them while they were employees of eMachines and assumed by Gateway in its acquisition of eMachines in 2004.
(3)	The market value of the restricted stock awards is determined by multiplying the number of shares times $2.01, the closing price of Gateway’s common stock on December 29, 2006, the last trading day of Gateway’s fiscal year.

Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase Gateway common stock and vesting of stock awards held by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Wayne R. Inouye	—	—	753,571	$2,034,642
Richard D. Snyder	—	—	—	—
J. Edward Coleman	—	—	—	—
John P. Goldsberry	—	—	128,571	$347,142
Robert V. Davidson	—	—	378,571	$1,022,142
Edward D. Fisher	—	—	128,571	$347,142
Bruce K. Riggs	—	—	—	—

(1)	This column shows the value of shares based on the average stock price on the vesting date.

Nonqualified Deferred Compensation

Gateway discontinued its nonqualified deferred compensation plan prior to 2006. The amount shown in the table below represents earnings on amounts contributed prior to 2006.

Name	Executive Contributions in last FY($)	Registrant Contributions in last FY($)	Aggregate Earnings in last FY($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at last FYE($)
Wayne R. Inouye	$—	$—	$—	$—	$—
Richard D. Snyder	$—	$—	$—	$—	$—
J. Edward Coleman	$—	$—	$—	$—	$—
John P. Goldsberry	$—	$—	$—	$—	$—
Robert V. Davidson	$—	$—	$—	$—	$—
Edward D. Fisher	$—	$—	$7,387	$—	$49,781
Bruce K. Riggs	$—	$—	$—	$—	$—

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the members of our Compensation Committee were officers or employees of Gateway or any of its subsidiaries during 2006, were formerly an officer of Gateway or any of its subsidiaries, or had any other relationship requiring disclosure. None of the members of the Compensation Committee had any interlocking relationship as defined by the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Gateway filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Gateway specifically incorporates this Report by reference therein.

The Audit Committee is comprised of the three non-employee directors named below, each of whom satisfies the independence requirements of the SEC and the New York Stock Exchange. The Audit Committee assists the Board in its oversight of Gateway’s auditing, accounting, financial reporting and internal control functions. The Audit Committee also evaluates the qualifications, independence and performance of Gateway’s independent accountants. The Audit Committee approves in advance all audit services and all non-audit services to be performed by Gateway’s independent accountants. The Audit Committee has adopted a written charter which has been approved by the Board of Directors. The Charter of the Audit Committee is available on the Investor Relations section of our website at www.gateway.com and will be provided in printed form to any stockholder who requests it from us.

The Audit Committee serves in an oversight capacity and is not intended to be part of our operational or decision making process. Our principal purpose is to monitor these processes and review Gateway’s financial reporting process on behalf of the Board. Our management has primary responsibility for the financial statements and the reporting process. Our independent accountant for 2005, Deloitte & Touche LLP, was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. Deloitte & Touche LLP reports directly to the Audit Committee.

The Audit Committee has discussed with our internal auditors and Deloitte & Touche LLP the overall scope and plans for their respective audits. The Audit Committee also met with our internal auditors and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of our financial reporting.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with Gateway’s management and Deloitte & Touche LLP the audited financial statements, as well as the representations of management and Deloitte & Touche LLP’s opinion thereon regarding Gateway’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended by SAS No. 89 and No. 90.
3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP that firm’s independence from Gateway and Gateway’s management.
4.	The Audit Committee has considered whether the provision of services covered by “All Other Fees” is compatible with maintaining Deloitte & Touche LLP’s independence.

Based on the review and discussion referred to in paragraphs (1) through (4) above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC, and approved the appointment of Deloitte & Touche LLP as independent accountants for Gateway for 2007, subject to ratification by our stockholders.

The Audit Committee

Douglas L. Lacey, Chairman

George H. Krauss

Paul E. Weaver

INDEPENDENT ACCOUNTANT FEES

During 2006, in addition to retaining Deloitte & Touche LLP to audit the consolidated financial statements for 2005, we retained Deloitte & Touche LLP, and other accounting and consulting firms, to provide various non-audit services. During 2006, Deloitte & Touche LLP rendered no professional services to us in connection with the design and implementation of financial information systems. The following table presents fees for services rendered by Deloitte & Touche LLP for the audit of our consolidated financial statements and fees billed for non-audit services rendered by Deloitte & Touche LLP for 2006 and 2005.

	2006	2005	Description of Fees
Audit fees	$1,613,209	$2,081,256	Annual audit and quarterly reviews of our consolidated financial statements
Sarbanes Oxley Section 404 attestation	1,199,336	1,418,215	Audit of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002

Total audit fees	$2,812,545	$3,499,471
Audit-related fees	165,582	215,024	Audits of employee benefit plans, Form S-3 and S-8 filings, other SEC compliance matters and expenses
Tax fees	81,977	315,683	Tax compliance, advice and preparation
All other fees	—	—

	$3,060,104	$4,030,178

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit services to be performed by our independent accountants. The Audit Committee may consult with management in the decision making process but may not delegate this authority to management. The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve non-audit services of Deloitte & Touche LLP if such approval is necessary or desirable at a time when the Audit Committee is not scheduled to meet, provided that the Chairman shall so advise the Audit Committee at the next scheduled meeting. All non-audit services performed by Deloitte & Touche LLP in 2006 were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

Our Code of Ethics prohibits employees and directors from competing with Gateway or being influenced by personal or family interests in business dealings on behalf of Gateway. An Ethics Council, consisting of senior executive officers appointed by the Board, reviews employee matters arising under the Code of Ethics and advises the Audit Committee with respect to ethical matters. Under our Corporate Governance Guidelines, a director is required to disclose any actual or potential conflict of interest to the Chairman of the Board and the Chairman of the Audit Committee. The Audit Committee must evaluate actual or potential conflicts of interest for all executive officers and directors and make recommendations to the Board concerning any action to be taken. Only the full Board can waive a conflict of interest involving an executive officer or director.

Our policies regarding conflicts of interest do not apply directly to transactions involving stockholders and Gateway.

We did not enter into any transactions with officers, directors or stockholders during 2006 other than the sale of products and services to them at standard retail prices less any applicable discount.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and greater than 10% beneficial owners to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Based on company records, we believe that during 2006 all of our directors, executive officers and greater than 10% beneficial owners complied with such Section 16(a) filing requirements, except that one Form 4 filing made by Gateway for Mr. Snyder was filed 2 days after it was required to be filed.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at our 2008 annual meeting of stockholders must be received in writing by our Corporate Secretary at our principal executive offices no later than December 14, 2007 to be considered for inclusion in the proxy statement and proxy relating to that meeting. A stockholder proposal submitted after that date but not less than 60 days or more than 90 days before the 2008 annual meeting may be presented at the annual meeting if such proposal complies with the notice and other requirements in our Bylaws but will not be included in our proxy materials. If, however, less than 50 days prior notice or public disclosure is given of the date of such meeting, notice for a stockholder proposal to be timely must be received by the close of business on the tenth day following the day on which notice of the annual meeting was mailed or such public disclosure was made. If a stockholder proposal is submitted after the applicable date, it will be considered not properly brought before the meeting and if presented, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which proxies have been received.

OTHER INFORMATION

We have retained the services of ADP Investor Communication Services, Inc. to assist in the distribution of proxy materials and we will reimburse it for its expenses. We will bear the full expense of the preparation and mailing of this Proxy Statement and accompanying materials. We will reimburse brokers, fiduciaries and custodians for their expenses in forwarding proxy materials to beneficial owners of common stock held in their names. The solicitation of proxies will be made primarily by mail, although proxies also may be solicited personally by telephone or other means of communication by our directors, officers and employees (for which they will receive no additional compensation).

Only one Proxy Statement and set of accompanying materials is being delivered by us to multiple security holders sharing an address until we receive contrary instructions from one or more of the security holders. We will deliver, promptly upon written or oral request, a separate copy of the Proxy Statement and accompanying materials to a security holder at a shared address to which a single copy of the documents was delivered. A security holder who wishes to receive a separate copy of the Proxy Statement and accompanying materials now or in the future, or security holders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to Investor Relations, Gateway, Inc., Mail Drop Y-15, 610 Gateway Drive, North Sioux City, South Dakota 57049-2000 or call 800-846-4503.

We also make available free of charge on the Investor Relations section of our website at www.gateway.com the following reports and amendments to those reports, filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC:

•	our Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q; and

•	our Current Reports on Form 8-K.

By Order of the Board of Directors

Michael R. Tyler Senior Vice President, General Counsel & Secretary

Irvine, California

April 2, 2007

GATEWAY, INC.

ANNUAL MEETING

Wednesday, May 16, 2007

9:00 a.m., Pacific Time

GATEWAY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.
1.	Election of Directors. Nominees: J. Edward Coleman, Scott Galloway, Dave Russell and Paul E. Weaver as Class II directors for a term of three (3) years.	For ☐	Withheld ☐

To withhold authority to vote for any individual, mark “For” and write such nominee’s name on the line below:

2.	Ratification of the appointment of Deloitte & Touche LLP as Gateway’s independent accountants.	For ☐	Against ☐	Abstain ☐	If any other business is brought before the Annual Meeting and any adjournments or postponements thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

3.	Amendment of Gateway’s Certificate of Incorporation and Bylaws to provide for the annual election of directors.	For ☐	Against ☐	Abstain ☐

(Signature) (Date)

(Signature) (Date)

Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

PROXY	Gateway, Inc.	PROXY

Proxy for Annual Meeting of Stockholders, Wednesday, May 16, 2007

The undersigned hereby appoints Michael R. Tyler and Mark Dickey, or any one of them (the “Appointed Proxies”), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gateway, Inc. (“Gateway”) to be held on Wednesday, May 16, 2007 at 9:00 a.m., Pacific Time (the “Annual Meeting”), and at any adjournments or postponements thereof.

This Proxy, solicited on behalf of Gateway’s Board of Directors, will be voted as directed. If no direction to the contrary is indicated, it will be voted (1) for the election of the named nominees as directors; (2) for the ratification of the appointment of Gateway’s independent registered public accounting firm; (3) for the amendment of Gateway’s Certificate of Incorporation and Bylaws to provide the annual election of directors, and (4) as recommended by Gateway’s Board of Directors of, if no recommendation is given, in the Appointed Proxies own discretion as to such other matters as may properly come before the Annual Meeting.

The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Annual Meeting and any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued and to be signed on reverse side.)

- Cut or tear along perforated edge -

GATEWAY, INC.

ANNUAL MEETING

Hyatt Regency Irvine

17900 Jamboree Road

Irvine, CA 92614

Wednesday, May 16, 2007

9:00 a.m., Pacific Time